                                                                   Exhibit 10.3











                     AMENDED AND RESTATED EMPLOYMENT AND
                          NON-COMPETITION AGREEMENT



                                BY AND BETWEEN


                        DECORATIVE HOME ACCENTS, INC.


                                     AND


                              MURPHY L. FONTENOT










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                            INDEX TO DEFINED TERMS


        TERM                                                SECTION REFERENCED
        ----                                                ------------------

"Agreement".......................................................Introduction
"Annual Bonus".....................................................Section 2.2
"Base Salary"......................................................Section 2.1
"Budget EBITDA"....................................................Section 2.2
"Board"............................................................Section 1.2
"Business"................................................Preliminary Recitals
"Company".........................................................Introduction
"Confidential Information"...........................................Section 5
"EBITDA"...........................................................Section 2.2
"EBITDA Ratio".....................................................Section 2.2
"Employee"........................................................Introduction
"Employment Period"................................................Section 1.3
"Good Cause".......................................................Section 1.4
"HII".....................................................Preliminary Recitals
"Initial Period"...................................................Section 1.3
"Permitted Investments"........................................... Section 4.2
"Renewal Periods"..................................................Section 1.3
"Restricted Period"................................................Section 4.2
"Restrictive Covenants"..............................................Section 8
"Territory"........................................................Section 4.2
"Total Disability".................................................Section 1.4





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                   EMPLOYMENT AND NON-COMPETITION AGREEMENT

     The EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement"), by and between DECORATIVE HOME ACCENTS, INC., a Delaware corporation (the "Company"), and MURPHY L. FONTENOT ("Employee") is hereby amended and restated effective as of February 28, 1997.


                             PRELIMINARY RECITALS

     A. The Company, through its subsidiaries, is engaged in the business of the manufacturing, marketing, distribution and sale of bedding, bath and other home textile and gift products (the "Business"), with principal offices in New York, New York, Abbeville, South Carolina and Mooresville, North Carolina. For purposes of this Agreement, the term "Company" shall include the Company, its subsidiaries, affiliates, and assignees and any successors in interest of the Company and its subsidiaries and/or affiliates.

     B. The Company has employed Employee, as its Chief Executive Officer pursuant to the Agreement.

     C. The Company desires to continue Employee's employment, and Employee desires to continue his employment with the Company, pursuant to the terms and conditions of this Amended and Restated Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Employment.

         1.1 Engagement of Employee. The Company agrees to employ Employee and Employee agrees to accept employment as the President and Chief Executive Officer of the Company, all in accordance with the terms and conditions of this Agreement.

         1.2 Duties and Powers. During the Employment Period, Employee will serve as the President and Chief Executive Officer of the Company and will have such responsibilities, duties and authorities, and will render such services of an executive and administrative character or act in such other executive capacity for the Company and its affiliates as the Company's board of directors (the "Board") shall from time to time direct. The Employee shall devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Employee shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company. The Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during the Employment Period he will not engage in any other business activity or have any business pursuits or interests which interfere or conflict with the performance of Employee's duties hereunder, provided, that nothing in this
SECTION 1.2 shall be deemed to prohibit Employee from making Permitted Investments (as defined in SECTION 4.2). Employee further acknowledges that Employee's duties hereunder shall require him to travel between the Company's offices in New York, North Carolina and South Carolina at the direction of the Board. Employee shall have use of a Company leased apartment while he is in New York and will be reimbursed for his out of pocket business expenses while in New York in accordance with
Section 2.5.

         1.3 Employment Period. Employee's employment under this Agreement shall begin on the date hereof and shall continue through and until February 28, 2000 (the "Initial Period"). This Agreement shall be automatically extended for additional consecutive one-year periods ("Renewal Periods") unless one of the parties hereto provides a written notice at least 90 days prior to the expiration of the Initial Period or any Renewal Period that such party does not desire to extend the Agreement. The Initial Period and the Renewal Periods are hereinafter referred to collectively as the "Employment Period." Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to SECTION 1.4 and SECTION 1.5 below.

         1.4 Termination by the Company. The Company has the right to terminate Employee's employment under this Agreement, by notice to Employee in writing
(i) for "Good Cause" at any time, (ii) without Good Cause for any or no reason and (iii) due to the death or Total Disability of Employee. Any such termination shall be effective upon the date of service of such notice pursuant to SECTION 16.

         "Good Cause" as used herein means the occurrence of any of the following events:

              (a) the failure of Employee to perform his duties or comply with reasonable directions of the Board which continues for fifteen days after the Board has given written notice to Employee specifying in reasonable detail the manner in which Employee has failed to perform such duties or comply with such directions;

              (b) the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act or acts constituting (i) a felony, (ii) dishonesty or disloyalty with respect to the Company, or (iii) fraud;

              (c) the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act that (i) materially and negatively affects the Company's business or reputation or (ii) indicates alcohol or drug abuse by Employee that adversely affects his performance hereunder;

              (d) a material breach by Employee of any of the terms and conditions of this Agreement; provided, however, that if such breach is curable by Employee, such breach shall not constitute Good Cause hereunder until the Company notifies Employee of such breach and Employee does not cure such breach within fifteen days;

              (e) Employee's gross negligence or willful misconduct in the performance of his duties hereunder; provided, however, that if such gross negligence or willful misconduct is curable by Employee, such gross negligence or willful misconduct shall not constitute Good Cause hereunder until the Company notifies Employee of such gross negligence or willful misconduct and Employee does not cure such gross negligence or willful misconduct within fifteen days.

     Employee shall be deemed to have a "Total Disability" for purposes of this Agreement if he


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

is unable to perform, by reason of physical or mental incapacity, his duties or obligations under this Agreement, for a total period of 60 days in any 360-day period. The Board shall determine, according to the facts then available, whether and when the Total Disability of the Employee has occurred. Such determination shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee's personal physician, if reasonably available, but such determination by the Board shall be final and binding on the parties hereto.

         1.5 Termination by Employee. Employee has the right to terminate his employment under this Agreement for any reason, upon 90 days prior written notice to the Company.

        1.6 Board of Directors and Resignation. For so long as Employee remains an executive officer of the Company, the Company agrees to use its best efforts to cause Employee to be elected to the Board. Upon the termination of Employee's employment with the Company for any reason, Employee shall be deemed to have automatically resigned from any position he may then hold on the Board. Such resignation shall be deemed effective immediately without the requirement that a written resignation be delivered.

     2.  Compensation and Benefits.

         2.1 Base Compensation. During the Employment Period, the Company will pay Employee a base salary at a rate of $300,000.00 per annum (the "Base Salary"), which Base Salary may be increased but not decreased during the Employment Period at the sole discretion of the Board. The Base Salary shall be payable in accordance with the Company's regular payroll policy for salaried employees. The Board shall also perform an annual review of the Employee's Base Salary based on the Employee's performance of his duties and the Company's other compensation policies. If the Employment Period is terminated pursuant to SECTION 1.4 OR SECTION 1.5 above, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which services were actually performed by Employee.

         2.2 Annual Bonus. In addition to his Base Salary, Employee may be paid a bonus for each calendar year in the Employment Period in accordance with the terms of the Decorative Home Accents, Inc. Executive Bonus Plan (the "Executive Bonus Plan") which has been established for senior executives of the Company (the "Annual Bonus"), provided that Employee is employed at the time bonuses are paid under such program, which time shall be the first payroll payment date after the issuance of the Company's audited year-end financial statements. Notwithstanding anything herein to the contrary, Employee shall be entitled to receive a bonus with respect to the final calendar year of the Employment
Period if Employee's employment hereunder is terminated (i) by the expiration of the Employment Period due to the Company's providing Employee notice that it does not desire to extend the Agreement pursuant to SECTION 1.3 or (ii) by the Company without Good Cause after the termination of such final calendar year or after January 1, 1998, as the case may be.. For each calendar year in the Employment Period, the Board shall establish bonus levels based on the Company's actual consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") as compared to a budgeted level of EBITDA ("Budget EBITDA").

              (a) With respect to 1997, Employee shall be eligible to receive a bonus payment in the amount of $150,000, provided that either of the following conditions



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

         is satisfied:

                   (i) Employee is employed by the Company on March 31, 1998 and Employee shall not have given notice of his intention to terminate, or notice of termination of his employment or commenced discussions regarding employment with a competitor of the Company; or

                   (ii) Employee's employment was terminated on or after January 1, 1998 by the Company without Good Cause.

              (b) In addition to the bonus payable pursuant to SECTION 2.2(a), Employee shall be entitled to a bonus in an amount equal to the amount determined pursuant to the 1997 Executive Bonus Plan, as amended, a copy of which is attached hereto as Exhibit 2.2.


         2.3  Compensation After Termination.

              (a) Except as provided in SECTION 2.3(b), SECTION 2.4 and SECTION 2.9, if Employee's employment hereunder is terminated or expires for any reason, then the Company shall have no further obligations hereunder or otherwise with respect to Employee's employment from and after the termination or expiration date (except payment of Employee's Base Salary accrued through the date of termination or expiration) and the Company shall continue to have all other rights available hereunder (including without limitation, all rights under SECTION 4 at law or in equity).

              (b) If the Employment Period is terminated by the Company without Good Cause during the Initial Period (other than in connection with a Change of Control which shall be governed by Section 2.9), then the Employee shall be entitled to receive as severance pay his Base Salary hereunder for the remainder of the Initial Period, payable in regular installments in accordance with the Company's general payroll practices for salaried employees. The Company shall have no other obligations hereunder or otherwise with respect to Employee's employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under SECTION 4 at law or in equity). Notwithstanding the foregoing, the amount of severance pay due hereunder shall be offset and reduced by any compensation paid to Employee by any new employer of Employee during the period Employee is receiving such severance payments and amounts owed by Employee to the Company, if any.

         2.4 Profit Sharing, Pension and Salary Deferral Benefits. It is understood by the parties to this Agreement that, during the Employment Period, Employee shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other key management employees. Without limiting the generality of the foregoing, Employee shall be entitled to participate in the HII Retirement Savings Plan and to receive a matching contribution thereunder, consistent with Company policy and the terms of the HII Retirement Savings Plan.



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

         2.5 Fringe Benefits and Expenses. The Company will provide Employee vacation and other employee fringe benefits substantially comparable to the vacation and benefits which the Company regularly provides for other key management employees, including hospitalization, health and disability insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for key management employees as reasonably determined by the Board. Such vacations and benefits shall be no less than those set forth on
Exhibit 2.5, attached hereto. During the Employment Period, the Company will reimburse Employee in accordance with Company policy for his normal and reasonable out-of-pocket expenses incurred in the course of performing his duties hereunder.

         2.6 Life Insurance. At the request of Employee, the Company will reimburse Employee in an amount up to the quotient of (i) $70,000.00 and (ii) 1
- (the sum of the Employee's marginal federal income tax rate plus the Employee's marginal state income tax rate) for each year in the Employment Period, for premiums paid by Employee on the life insurance policy currently in force and owned by Employee on Employee's life. Such reimbursement shall be made in accordance with Company policy at the time that Employee pays such premium. If Employee's employment hereunder is terminated prior to a calendar year-end, Employee shall be obligated to repay the Company an amount equal to the product of (1) the reimbursement made by the Company during the calendar year and (2) a fraction, the numerator of which shall be twelve minus the number of complete months which Employee was employed by the Company for such calendar year and the denominator of which shall be 12.

         2.7 Disability. At the request of Employee, the Company will reimburse Employee in an amount up to the quotient of (i) $10,000 and (ii) 1 - (the sum of the Employee's marginal federal income tax rate plus the Employee's marginal state income tax rate) for each year in the Employment Period, for premiums paid by Employee on the disability policy currently in force and owned by Employee. Such reimbursement shall be made in accordance with Company policy at the time that Employee pays such premium. If Employee's employment hereunder is terminated prior to a calendar year-end, Employee shall be obligated to repay the Company an amount equal to the product of (1) the reimbursement made by the Company during the calendar year and (2) a fraction, the numerator of which shall be twelve minus the number of complete months which Employee was employed by the Company for such calendar year and the denominator of which shall be 12.

         2.8 Taxes, etc. All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

         2.9 Change of Control. If Employee's employment with the Company is terminated within 90 days following a Change of Control of the Company, by (i) the Company without Good Cause, (ii) a successor to the Company without Good Cause or (iii) the Employee, then the Company shall pay Employee an amount equal to $1,800,000 in a single sum in cash within thirty (30) days after such termination of employment.



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

           For purposes of this Agreement,

           "Change of Control" means any of the following occurring on or prior to the effective date of a restructuring of the Company's $125 million of 13% Senior Notes due 2002 (a "Restructuring") or
      (ii) in connection with a Restructuring:

           (a) the consummation of any transaction (other than the transactions contemplated by that certain Mutual Release and Settlement Agreement between the Company, certain of the Company's stockholders and Henry and Barbara Scharling), including, without limitation, any merger or consolidation, the direct result of which is that any Person (other than TCW Special Credits Fund V - the Principal Fund ("Fund V")), owns, directly or indirectly, more than 50% of the voting power of the Company's Board;

           (b) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the stock or assets of the Company to any Person (other than Fund V);

           (c) the consummation of any transaction (other than the transactions contemplated by that certain Mutual Release and Settlement Agreement between the Company, certain of the Company's stockholders and Henry and Barbara Scharling), including, without limitation, any merger or consolidation, the direct result of which is that any Person (other than Fund V), controls the issuance of options with respect to the Company's capital stock to members of management; or

           (d) the adoption and implementation of a plan relating to the liquidation or dissolution of the Company.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity.

           2.10 Indemnification. The parties acknowledge and agree that Employee shall be fully entitled to indemnification from the Company from liabilities arising from acts taken by the Employee as an officer or director of the Company as provided in "Article IX - Indemnification" of the Company's Second Amended and Restated Certificate of Incorporation.

      3. Equity Incentive. If no Change of Control occurs, the Company shall use its best efforts to grant the Employee stock options, the terms of which shall be negotiated in good faith by and will be mutually acceptable to the Company and the Employee. In determining the amount of stock options to be granted to Employee, consideration shall be given to Employee's past equity ownership.







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

     4.  Covenant Not to Compete.

         4.1 Employee's Acknowledgment. Employee agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Employee undertake not to utilize his special knowledge of the Business and his relationships with customers and suppliers to compete with the Company. Employee further acknowledges that:

              (a) the Company is and will be engaged in the Business;

              (b) Employee has occupied and will continue to occupy a position of trust and confidence with the Company during the period of Employee's employment under this Agreement, and Employee has become familiar with the Company's trade secrets and with other proprietary and confidential information concerning the Company and the Business;

              (c) the agreements and covenants contained in this SECTION 4 are essential to protect the Company and the goodwill of the Business; and

              (d) Employee's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement.

         4.2 Non-Compete. Employee hereby agrees that for a period commencing on the date hereof and ending on the later of (1) one year following the termination of his employment with the Company or (2) on such date as the Company shall cease making severance payments to Employee pursuant to SECTION 2.3(b) above (the "Restricted Period"), he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages in the Business anywhere in North America or Western Europe (the "Territory"); provided, however, that nothing contained herein shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee is not involved in the business of said corporation and if Employee and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent of the stock of such corporation ("Permitted Investments"). With respect to the Territory, Employee specifically acknowledges that the Company has heretofore conducted the Business throughout those areas comprising the Territory and the Company intends to continue to expand the Business throughout the Territory.

         4.3 Non-Solicitation. Without limiting the generality of the provisions of SECTION 4.2 above, Employee hereby agrees that during the Restricted Period he will not (except on behalf of the Company) for the purpose of securing business or contracts related to the Business, directly or indirectly, solicit, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity in any business which solicits business from any person, firm, corporation or other entity which is or was a customer or supplier of the Business during the two-year period preceding the date of this Agreement and/or during the term of this Agreement, or from any successor in interest to any such person, firm, corporation or other entity.

         4.4 Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined) too lengthy or the Territory too extensive, the other provisions of this SECTION 4 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or Territory to permissible duration or size.

     5. Confidential Information. During the term of this Agreement and thereafter, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board of Directors, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this
SECTION 5, "Confidential Information" shall mean any information relating to the business or affairs of the Company or the Business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known through no wrongful act on the part of Employee. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. In the event that Employee reasonably believes after consultation with counsel that he is required by law to disclose any Confidential Information, he may do so provided that he will use his best efforts to (a) provide the Company with proper notice before such disclosure in order that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential matters and (b) cooperate, at the Company's expense, with the Company in attempting to obtain such order or assurance.

     6. Interference with Relationships. During the Restricted Period Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity:
(i) without the prior written consent of the Company, employ or engage, recruit or solicit for employment or engagement, any person who is (or was within six months of the date such employment, engagement or solicitation commences or occurs, as the case may be) employed or engaged by the Company, or otherwise seek to influence or alter any such person's relationship with the Company, or
(ii) solicit or encourage any present or future customer or supplier of the Company to terminate or otherwise adversely alter his, her or its relationship with the Company.

     7. Effect on Termination. If the Company or the Employee should terminate Employee's employment pursuant to SECTION 1, then, notwithstanding such termination, those provisions contained in SECTIONS 2.3, 2.4, 2.7, 2.9, 2.10,
4, 5, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18 AND 19 hereof shall remain in full force and effect for the duration of the Restricted Period.

     8. Remedies. Employee acknowledges and agrees that the covenants set forth in

SECTIONS 4, 5 AND 6 of this Agreement (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of the Restrictive Covenants, and that in the event of Employee's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

     9. Income Tax Treatment. Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under SECTION 2 hereof as ordinary and necessary business expenses for income tax purposes. Employee agrees and represents that he will treat all amounts paid hereunder as ordinary income for income tax purposes, and should he report such amounts as other than ordinary income for income tax purposes, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys' and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

     10. Key Man Insurance. Employee shall cooperate with the Company if the Company decides to procure "Key Man" insurance covering the life of Employee and Employee shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company to which the Company has applied for insurance. Employee shall use his best efforts to qualify for the standard premium category of such insurance company. Employee shall have no interest whatsoever in any "Key Man" insurance policy procured by the Company.

     11. Prior Agreement. Employee represents that he is not a party to any agreement, oral or written, which would preclude Employee's acceptance of employment under this Agreement.

     12. Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto, provided, however, that, whether or not Employee consents, the Company shall have the right to assign all or any part of its rights and obligations under this Agreement to (i) any affiliate of the Company to which the Business is assigned at any time or (ii) the purchaser of substantially all or all of the assets of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

     15. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

     16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

         (a)  If to Employee:

              Murphy L. Fontenot
              4516 Piper Glen Drive
              Charlotte, North Carolina  28277
              Facsimile:  (704) 846-7380

              with a copy to:

              Moore & Van Allen
              100 North Tryon Street
              47th Floor
              Charlotte, North Carolina  28202-4003
              Attention:  Stephen D. Hope, Esq.
              Facsimile:  (704) 331-1159

         (b)  If to the Company:

              Decorative Home Accents, Inc.
              295 Fifth Avenue
              Suite 1414
              New York, New York 10016
              Facsimile:  (212) 779-0149
              Attention:  Board of Directors

              with copies to:

              Howard Industries, Inc.
              136 Main Street
              Westport, Connecticut 06880
              Facsimile:  (203) 227-3314
              Attention:  Peter H. Howard
                    and:

                    Katten Muchin & Zavis
                    525 West Monroe Street
                    Chicago, Illinois  60661
                    Facsimile:  (312) 902-1061
                    Attention:  David R. Shevitz, Esq.
                                James D. Harrington, Esq.

                    and:

                    Oaktree Capital Management, LLC
                    550 South Hope Street
                    22nd Floor
                    Los Angeles, California 90071
                    Facsimile:  (213) 694-1593
                    Attention:  Richard J. Goldstein

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

     17. Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

     18. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements, with respect to the subject matter hereof.

     19. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of North Carolina, without giving effect to provisions thereof regarding conflict of laws.









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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     COMPANY:

                                     DECORATIVE HOME ACCENTS, INC.



                                     By:  ______________________________
                                          Peter H. Howard, Chairman


                                     EMPLOYEE:



                                     ____________________________________
                                          Murphy L. Fontenot












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